CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Post-Effective Amendment No. 40 to the Registration Statement on Form S-6 (No. 033-64410) (the “Registration Statement”) of our report dated February 28, 2024 relating to the statutory financial statements of New York Life Insurance and Annuity Corporation and consent to the use in the Registration Statement of our report dated April 4, 2024 relating to the financial statements of each of the investment divisions of NYLIAC Variable Universal Life Separate Account - I indicated in our report. We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP New York, New York
December 20, 2024